NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 12, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 31, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Apollo Residential Mortgage, Inc. and Apollo Commercial Real Estate Finance, Inc. became effective on August 31, 2016. Each share of 8.00% Series A Cumulative Redeemable Perpetual Preferred Stock of Apollo Residential Mortgage, Inc. was converted into one share of 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI PR C). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 1, 2016.